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                                                                     EXHIBIT 5.1

                          [FOLEY & LARDNER LETTERHEAD]


                                                    April 2, 2002


Visteon Corporation
5500 Auto Club Drive
Dearborn, Michigan 48126

Ladies and Gentlemen:

         We are acting as counsel to Visteon Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed today by the Company and Visteon Capital Trust I, a statutory business trust formed under Delaware law (the "Trust") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers $800,000,000 in aggregate amount of the following securities, in one or more series:

          (a) debt securities of the Company (the "Debt Securities") issuable from time to time under either an Amended and Restated Indenture between the Company and Bank One Trust Company, N.A., as trustee (the "Trustee"), or a Subordinated Indenture between the Company and the Trustee, in the form filed as
Exhibit 4.1 or Exhibit 4.2, respectively, to the Registration Statement (each, an "Indenture");

         (b) preferred stock, par value $1.00 per share, of the Company ("Preferred Stock");

         (c) depositary shares, each representing a fraction of a share of Preferred Stock ("Depositary Shares"), to be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to a Deposit Agreement among the Company, a bank or trust company selected by the Company to act as a depositary (the "Depositary") and the holders from time to time of the Depositary Receipts (the "Deposit Agreement");

         (d) common stock, par value $1.00 per share, of the Company ("Common Stock");

         (e) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock ("Warrants");


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April 2, 2002
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         (f) trust preferred securities of the Trust ("Trust Preferred
Securities") and the related guarantee by the Company (the "Trust Guarantee");

         (g) stock purchase contracts, including contracts obligating holders to purchase shares of Common Stock, Preferred Stock or Depositary Shares at a future date or dates ("Purchase Contracts"); and

         (h) units consisting of a Purchase Contract and Debt Securities, Trust Preferred Securities or debt obligations of third parties, in each case securing the holder's obligation under a Purchase Contract ("Units" and, together with the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Trust Preferred Securities, Trust Guarantee and Purchase Contracts, "Securities").

         In our capacity as such counsel, we have examined (i) an unexecuted copy of each Indenture, (ii) an unexecuted copy of the Trust Guarantee and (iii) copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, certain resolutions adopted by the Board of Directors of the Company and such other corporate records of the Company and such other documents as we have considered necessary or appropriate as a basis for the opinions hereinafter expressed. In this connection, we have assumed that:

         (a) the Securities Pricing Committee of the Board of Directors of the Company (the "Pricing Committee") will have taken action by appropriate proceedings (i) to fix the forms and terms of one or more issues of Securities up to a maximum aggregate amount of $800,000,000, (ii) to authorize the Company to execute and deliver the Securities and, as applicable, one or both Indentures, the certificate of designations relating to the Preferred Stock (the "Certificate of Designations"), the Depositary Receipts, the Deposit Agreement, the warrant agreement relating to the Warrants (the "Warrant Agreement") or such other agreement, if any, pursuant to which the Securities are to be issued (the Indentures, the Certificate of Designations, the Depositary Receipts, the Deposit Agreement, the Warrant Agreement and any such other agreement being referred to herein collectively as the "Securities Agreements") and (iii) to authorize the issuance and sale of the Securities;

         (b) the Securities so authorized by the Pricing Committee and the related Securities Agreement will have been duly executed by the Company and the other parties thereto;

         (c) the Securities so authorized by the Pricing Committee will have been duly issued, sold and delivered against payment therefor in accordance with such authorization and the applicable Securities Agreement and in the manner contemplated by the Registration Statement and the applicable prospectus supplement;



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April 2, 2002
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         (d) the registration requirements of the Securities Act and such state and foreign securities laws as may be applicable will have been complied with;

         (e) (i) the Trust Preferred Securities will have been legally issued and will be fully paid and non-assessable, (ii) the declaration of trust of the Trust (the "Declaration of Trust") will have been duly authorized, executed and delivered by, and will constitute a valid, binding and enforceable obligation of, the parties thereto and (iii) the Trust will have been duly organized and will be validly existing in good standing as a business trust under the laws of the State of Delaware; and

         (f) there will be a sufficient number of authorized shares of Common Stock or Preferred Stock, as the case may be, available at the time of issuance.

         Based upon and subject to the foregoing, and having regard for such legal considerations as we consider relevant, it is our opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

         2. The Board of Directors of the Company has duly authorized the Pricing Committee, empowering the Pricing Committee to fix the terms of one or more issues of Securities up to a maximum aggregate of $800,000,000 and to authorize the issue and sale of the Securities.

         3. When the applicable Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and Debt Securities have been authenticated under the applicable Indenture, then such Debt Securities will constitute valid and binding obligations of the Company, entitled to the benefits provided by the applicable Indenture.

         4. When the Certificate of Designations has been filed with the Secretary of State of the State of Delaware, and (with respect to Depositary Shares only) the Depositary has duly executed the Depositary Receipts in accordance with the terms of the Deposit Agreement (the Company having deposited the Preferred Stock with the Depositary pursuant to the Deposit Agreement), then the Preferred Stock will be legally issued, fully paid and nonassessable (provided that the consideration paid therefor is not less than the par value thereof), will not have been issued in violation of or subject to any preemptive rights and will have the rights set forth in the Amended and Restated Certificate of Incorporation of the Company as further amended by the Certificate of Designations, and the Depositary Shares will represent legal and valid interests in shares of Preferred Stock.





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April 2, 2002
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         5. The Common Stock will be legally issued, fully paid and nonassessable (provided that the consideration paid therefor is not less than the par value thereof).

         6. The Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         7. When (a) the guarantee agreement pursuant to which the Trust Guarantee is to be issued has been qualified under the Trust Indenture Act, (b) the Declaration of Trust has been qualified under the Trust Indenture Act and has been duly executed and delivered by the Company and the other parties thereto, (c) making and performing the Trust Guarantee is necessary or convenient to the conduct, promotion or attainment of the business of the Company and (d) the Trust Preferred Securities have been duly authorized for issuance and duly executed, issued and delivered by duly authorized trustees of the Trust against payment of the consideration therefor and authenticated, all in the manner provided for in the Declaration of Trust, then the Trust Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         8. The Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         9. The Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinions expressed above are subject to the following limitations and qualifications:

         (a) Enforceability of the rights and remedies set forth in the Securities and in the applicable Securities Agreement is subject, in each case, to the effect of any applicable bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and to the discretionary nature of specific performance, injunctive relief and other equitable remedies, including the appointment of a receiver.

         (b) Enforceability of the Securities and the applicable Securities Agreement is subject, in each case, to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder.

         (c) Although certain provisions of the Securities and the applicable Securities Agreement may not be enforceable in whole or in part under the laws of the State of Michigan, the inclusion of such provisions does not affect, in any such case, the validity of the Securities



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April 2, 2002
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and Securities Agreement taken together, and the Securities and such Securities
Agreement contain, in each case, adequate provisions for enforcing payment of the obligations evidenced thereby and for the practical realization of the benefits intended to be provided thereby.

         (d) With respect to our opinion expressed in paragraph 1, we have relied solely and without independent investigation upon certificates of the Secretary of State of the State of Delaware dated March 27, 2002.

         We call to your attention that certain of the Securities and Securities Agreements are and will be expressly governed by their terms by the laws of the State of New York. We do not purport to express any opinion herein concerning any laws other than the internal laws of the State of Michigan, applicable federal laws of the United States of America and the General Corporation Law of the State of Delaware. This opinion letter is limited to the specific issues addressed herein and is predicated solely upon laws and regulations in existence as of the current date and as they currently apply and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter should such matters change by legislative action, judicial decision or otherwise.

         We hereby consent to the use of this opinion letter as Exhibits 5.1 and
23.2 to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,


                                           /s/ Foley & Lardner